Exhibit 21.1
Subsidiaries of Dr Pepper Snapple Group, Inc.

Name of Subsidiary	Jurisdiction of Formation

1. 234DP Aviation, LLC	Delaware
2. A&W Concentrate Company	Delaware
3. Americas Beverages Management GP	Nevada
4. AmTrans, Inc.	Illinois
5. Berkeley Square US, Inc.	Delaware
6. Beverage Investments LLC	Delaware
7. Beverages Delaware Inc.	Delaware
8. DP Beverages Inc.	Delaware
9. DPS Americas Beverages, LLC.	Delaware
10. DPS Beverages, Inc.	Delaware
11. DPS Finance II, Inc.	Delaware
12. DPS Holding Inc.	Delaware
13. Dr Pepper Snapple Group Employee Relief Fund	Texas
14. Dr Pepper/Seven Up Beverage Sales Company	Texas
15. Dr Pepper/Seven Up Manufacturing Company	Delaware
16. Dr Pepper/Seven Up, Inc.	Delaware
17. High Ridge Investments US, Inc.	Delaware
18. International Beverage Investments GP	Delaware
19. International Investments Management LLC	Delaware
20. Juice Guys Care, Inc.	Massachusetts
21. Mott's General Partnership	Nevada
22. Mott's LLP	Delaware
23. MSSI LLC	Delaware
24. Nantucket Allserve, Inc.	Massachusetts
25. Nuthatch Trading US, Inc.	Delaware
26. Pacific Snapple Distributors, Inc.	California
27. Royal Crown Company, Inc.	Delaware
28. Snapple Beverage Corp.	Delaware
29. Splash Transport, Inc.	Delaware
30. The American Bottling Company	Delaware
31. Canada Dry Mott's Inc.	Canada
32. Aguas Minerales International Investments B.V.	Netherlands
33. Bebidas Americas Investments B.V.	Netherlands
34. CDMI Investments B.V.	Netherlands
35. Comercializadora de Bebidas, SA de CV	Mexico
36. Peñafiel Aguas Minerales SA de CV	Mexico
37. Peñafiel Bebidas SA de CV	Mexico

Subsidiaries of Dr Pepper Snapple Group, Inc.

Name of Subsidiary	Jurisdiction of Formation

38. Peñafiel Servicios Comerciales, S.A. de C.V.	Mexico
39. Peñafiel Servicios S.A. de C.V.	Mexico
40. Embotelladora Mexicana de Agua, SA de CV	Mexico
41. Industria Embotelladora de Bebidas Mexicanas, SA de CV	Mexico
42. Manantiales Penafiel, S.A. de C.V.	Mexico
43. Snapple Beverage de Mexico, S.A. de C.V.	Mexico